Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

The Board of Directors

Silicom Ltd.

We consent to the use of our report dated March 15, 2017 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein, which report appears in the Form 6-K of Silicom Ltd. dated March 28, 2017, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International

Tel Aviv, Israel
April 3, 2017